UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 26, 2013

The ExOne Company

(Exact name of registrant as specified in its charter)

Delaware	001-35806	46-1684608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 Industry Boulevard North Huntingdon, Pennsylvania	15642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (724) 863-9663

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Entry Into Indemnification Agreements with Directors and Certain Officers

On March 26, 2013, the Board of Directors of the Company approved a form of indemnification agreement (“Indemnification Agreement”) to be entered into between the Company and each of its directors and executive officers (the “Indemnitees”). Pursuant to this authorization, the Company will enter into an Indemnification Agreement with each of its current directors and executive officers.

Pursuant to the Indemnification Agreement, the Company will indemnify the directors and the executive officers to the fullest extent permitted under Delaware law against all expenses and, in the case of proceedings other than those brought by or in the right of the Company, judgments, fines, penalties and amounts actually and reasonably paid in settlement by the Indemnitee or on the Indemnitee’s behalf in connection with proceedings in which the Indemnitiee is involved. The Company will also indemnify the Indemnitee to the fullest extent permitted by law against all expenses actually and reasonably incurred by or on the Indemnitee’s behalf in connection with any such proceeding or defense, in whole or in part, to which the Indemnitee is a party or participant and in which the Indemnitee is successful. In addition, and subject to certain limitations, each Indemnification Agreement provides for the advancement of expenses incurred by or on behalf of the Indemnitee in connection with any proceeding not initiated by the Indemnitee, and the reimbursement to the Company of the amounts advanced to the extent that it is ultimately determined that the Indemnitee is not entitled to be indemnified by the Company. Additionally, the Indemnification Agreements provide for the provision of directors’ and officers’ liability insurance policies. The provisions of the Indemnification Agreement applies with respect to all periods of such Indemnitee’s service and shall continue so long as such Indemnitee shall be subject to a possible claim, even though the directors or executive officers may have ceased to be directors or executive officers of the Company.

The above description of the Indemnification Agreement does not purport to be complete and is qualified in its entirety by reference to the form of such Indemnification Agreement, which is attached hereto as Exhibit 10.1.

Acquisition of Assets from Variable Interest Entities

On March 27, 2013, the Company entered into two asset purchase agreements pursuant to which the Company’s wholly-owned subsidiary, ExOne Americas LLC (formerly known as Pro Metal RCT, LLC), a Delaware limited liability company, acquired certain assets, including property and equipment (principally land, buildings and machinery and equipment) held by its two variable interest entities, Troy Metal Fabricating, LLC (“TMF”) and Lone Star Metal Fabrication, LLC (“Lone Star”), and assumed all outstanding debt of such variable interest entities, including certain related interest rate swap agreements. Lone Star is owned by Rockwell Forest Products and TMF is owned by the S. Kent Rockwell Revocable Trust. S. Kent Rockwell, our chairman and Chief Executive Officer, is the trustee and beneficiary of the S. Kent Rockwell Revocable Trust, which is the 100% owner of Rockwell Venture Capital, Inc. which is the 100% owner of RFP.

In exchange for the acquisition of assets, ExOne Americas LLC paid approximately $1.9 million to TMF and approximately $0.2 million to Lone Star. These payments included a return of capital to these entities, which are controlled by Mr. Rockwell, of approximately $1.4 million. There was no gain, loss or goodwill generated as a result of this transaction.

Simultaneous with the completion of this transaction, the Company also repaid all of the outstanding debt and settled the related interest rate swap agreements assumed from the variable interest entities, resulting in a payment of approximately $4.7 million. The asset purchase agreements contain customary representations, warranties and covenants.

The consideration paid to TMF and Lone Star was derived by the Company based upon the net book value of the related property and equipment at the variable interest entity level. The Company used a portion of the net proceeds from its initial public offering of common stock in February 2013 to pay the consideration to TMF and Lone Star under the asset purchase agreements.

The above description of the asset purchase agreements does not purport to be complete and is qualified in its entirety by reference to the TMF Asset Purchase Agreement and the Lone Star Asset Purchase Agreement, which are attached hereto as Exhibits 2.1 and 2.2, respectively.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 26, 2013, the Board determined that it was in the best interests of the Company and its stockholders to amend and restate the Bylaws of the Company and by resolution authorized, approved and adopted the Amended and Restated Bylaws of the Company (the “Amended and Restated Bylaws”), replacing the former Bylaws of the Company therewith in their entirety. The Amended and Restated Bylaws became effective immediately upon their adoption.

The Amended and Restated Bylaws are substantially the same as the prior version of the Bylaws, with the following substantive changes. The Amended and Restated Bylaws provide broad indemnification rights to officers, directors and other persons and related conditions and procedures with respect thereto, including the advancement of expenses incurred by such persons in connection with certain claims. Additionally, the Amended and Restated Bylaws permit the Company to obtain directors’ and officers’ liability insurance.

The above description of the Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by reference to such Amended and Restated Bylaws, which is attached hereto as Exhibit 3.1.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

The Board approved administrative amendments to the Company’s Code of Ethics and Business Conduct (the “Code”), effective March 26, 2013, which applies to all directors, officers and employees of the Company. The description is a summary only and is qualified in its entirety by reference to the full text of the Code, which is filed herewith as Exhibit 14.1. The Code, as amended, has also been posted to the Company’s website at www.exone.com.

Item 5.08 Shareholder Director Nominations

The Board of Directors of Company (the “Board”) has determined, in accordance with the Company’s Bylaws, that the Company will hold its first annual meeting of stockholders (the “2013 Annual Meeting”) at 10:00 a.m. on August 19, 2013.

The Board established the close of business on June 24, 2013 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.

The Board also established that any shareholder proposal to be submitted for inclusion in the Company’s proxy materials for the 2013 Annual Meeting must be submitted to the Secretary of the Company on or before April 11, 2013. In addition, the Board also established that any stockholder seeking to have a nominee to the Board to be included in the Company’s proxy materials for the 2013 Annual Meeting must provide notice to the Company of its intent to do so on a Schedule 14N and file that notice with the Securities and Exchange Commission on or before April 11, 2013. Finally, the Board established that any stockholder seeking to present a proposal for consideration at the 2013 Annual Meeting which will not be included in the proxy materials for the 2013 Annual Meeting must be received by the Secretary of the Company on or before June 20, 2013. Any proposal or nomination made by any stockholder with respect to the 2013 Annual Meeting must comply with the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in the Company’s Bylaws.

The Company will, by order of the Board, mail materials related to the 2013 Annual Meeting in compliance with the rules and regulations of the SEC.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits. The following exhibits are being filed in accordance with Item 601 of Regulation S-K and General Instructions B.2 to this Form:

Exhibit No,	Description
2.1	Asset Purchase Agreement, dated March 27, 2013, by and between the Company and TMF

2.2	Asset Purchase Agreement, dated March 27, 2013, by and between the Company and Lone Star

3.1	Amended and Restated Bylaws

10.1	Form of Indemnification Agreement

14.1	Code of Ethics and Business Conduct

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE EXONE COMPANY

By:	/s/ John Irvin
John Irvin
Chief Financial Officer

Dated: March 29, 2013